                                                                      Exhibit 12

                                 Advanta Corp.
                               and Subsidiaries

           Statements setting forth details of computation of ratio of earnings to fixed charges and preferred dividends

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)

                                                Six Months
                                                   Ended
                                                  June 30,                  Year Ended December 31,
                                              --------------      ------------------------------------------------
                                              1995      1994      1994        1993       1992      1991       1990
                                              ----      ----      ----        ----       ----      ----       ----
Net earnings before extraordinary items     $ 64,183   $ 50,681   $106,063   $ 77,920   $ 48,037   $ 25,165   $ 15,095
Federal and state income taxes ........       35,651     28,998     59,144     45,335     29,063     14,154      7,435
                                             -------    -------    -------    -------    -------    -------    -------

Earnings before income taxes and
  extraordinary items .................       99,834     79,679    165,207    123,255     77,100     39,319     22,530
                                             -------    -------    -------    -------    -------    -------    -------
Fixed charges:
  Interest ............................       73,681     42,335     94,758     79,303     93,545    109,139    112,636
  One-Third of all rentals ............          742        857      1,809      1,591      1,252      1,103      1,031
                                             -------    -------    -------    -------    -------    -------    -------
Total fixed charges ...................       74,423     43,192     96,567     80,894     94,797    101,242    113,667
                                             -------    -------    -------    -------    -------    -------    -------
Earnings before income taxes
  extraordinary item and fixed charges      $174,257   $122,871   $261,774   $204,149   $171,897   $149,561   $136,197
                                             -------    -------    -------    -------    -------    -------    -------

Ratio of earnings to fixed charges ....         2.34x     2.84x       2.71x     2.52x      1.81x      1.36x      1.20x